EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this October _3rd _, 2019, by and between Cemtrex, Inc., a Delaware Company, hereinafter referred to as “Employer” and Aron Govil, hereinafter referred to as the “Employee”.

Recitals

The Employer is engaged in the business of smart technology, virtual and augmented realities, advanced electronic systems, industrial solutions, and intelligent security systems, and desires Aron Govil to serve as Chief Financial Officer for the company.

IT IS THEREFORE AGREED:

Term of Employment

The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer beginning on October 3rd, 2019.

Duties of Employee

The Chief Financial Officer will oversee all finance, accounting, forecasting, budgeting, treasury, tax, SEC compliance and corporate insurance functions at Cemtrex, Inc. In addition, this role will oversee the HR, legal, administrative and facilities efforts at Cemtrex, Inc..This role directs all financial activities and advises and assists the CEO and Executive Management Team in meeting or exceeding the overall financial and strategic objectives of the Company. The CFO is responsible for providing strategic leadership for the company by working with the Executive Management Team to establish long-range goals, strategies, plans and policies, along with providing leadership and management for Corporate Administration and Human Resources.

Essential Duties & Responsibilities

●	Define standards, policies, procedures, measures, and organizational enhancements to meet company goals for finance.
●	Prepare long range financial forecasts by working collaboratively with other management team members.
●	Lead the effort in the planning and preparation of the annual budget.
●	Regularly monitor and work closely with management in taking timely action to ensure that budgets and financial plans stay within approved levels.
●	Manage all accounts receivables and accounts payable activities and monitor all receivables and collections
●	Insure the accounting of revenues and expenses are performed in an accurate, efficient and timely manner in conformity with GAAP and SEC compliance.
●	Prepare and deliver external audits and filing of quarterly and year end SEC filings, tax return and ensure proper maintenance of accounting records and documentation in compliance with statutory requirements and Company policies.
●	Manage the daily cash balance and invest excess funds to achieve the most lucrative rate consistent with Company policy.
●	Prepare monthly financial reports and related analyses in accordance with GAAP on a timely basis.
●	Assist in the preparation of business plans and financial forecasting for other ventures of or being considered by the Company.
●	Prepare materials for Board meetings.
●	Other duties may be assigned.

Compensation

As compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer a salary of $ 250,000 per year, payable in semi-monthly installments in which such payment becomes due, prorated for any partial employment period.

As a signing bonus, Employees shall be granted 100,000 shares of the Employer’s newly created Series C Preferred Stock.

Bonus

As a member of the Executive Management Team the Chief Financial Officer will be eligible for annual cash bonuses and stock options based upon agreed and approved individual and corporate MBO’s.

Employee Benefit Plans

The Employee shall be entitled to participate in any qualified pension plan, qualified profit-sharing plan, medical or dental reimbursement plan, group term life insurance plan, or any other employee benefit plan which is presently existing or which may be established in the future by the Employer. Such right to participation shall be in accordance with the terms of the particular plans involved.

Paid Vacations

The Employee shall immediately have an annual vacation leave of 3 weeks paid vacation. When your third year of service is completed an additional week of vacation will be added. The time for such vacation shall be selected by the Employee, but must be approved by the Employer. Any unused vacations shall be accrued and paid in cash at the discretion of the Employee.

Paid Sick Leave

The Employee shall be entitled to 7 days per year as sick leave with full pay.

Business Expenses

The Employer, in accordance with the rules and regulations that it may issue from time to time, shall reimburse the Employee for business expenses properly incurred during the performance of his duties. Employer will provide the Employee one car of Employee’s choice with all its operating expenses during the term of this Agreement.

Termination of Employment

“At Will” Employment

Employee’s employment with Employer is “at will.” “At will” is defined as allowing either Employee or Employer to terminate the Agreement at any time, for any reason permitted by law, with or without cause and with or without notice.

COVENANTS

A. Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information

Employee agrees not to use, disclose or communicate, in any manner, proprietary information about Employer, its operations, clientele, or any other proprietary information, that relate to the business of Employer. This includes, but is not limited to, the names of Employer’s customers, its marketing strategies, operations, or any other information of any kind which would be deemed confidential or proprietary information of Employer

To the extent Employee feels that they need to disclose confidential information, they may do so only after being authorized to so do in writing by Employer.

B. Non-Solicitation Covenant

Employee agrees that for a period of one year following termination of employment, for any reason whatsoever, Employee will not solicit customers or clients of Employer. By agreeing to this covenant, Employee acknowledges that their contributions to Employer are unique to Employer’s success and that they have significant access to Employer’s trade secrets and other confidential or proprietary information regarding Employer’s customers or clients.

C. Non-Recruit Covenant

Employee agrees not to recruit any of Employer’s employees for the purpose of any outside business either during or for a period of one year after Employee’s tenure of employment with Employer. Employee agrees that such effort at recruitment also constitutes a violation of the non-solicitation covenant set forth above.

D. Adherence to Employer’s Policies, Procedures, Rules and Regulations

Employee agrees to adhere by all of the policies, procedures, rules and regulations set forth by the Employer. These policies, procedures, rules and regulations include, but are not limited to, those set forth within the Employee Handbook, any summary benefit plan descriptions, or any other personnel practices or policies or Employer. To the extent that Employer’s policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

Severance Pay

In the event of the termination of this Agreement prior to the completion of the term of the employment specified herein, the Employee shall be entitled to the compensation earned by him prior to the date of termination as provided for in this Agreement, computed prorated up to and including that date.

Amendment and Waiver

Any provision of this Agreement may be altered or amended by a written document signed by both parties hereto setting forth such alteration or amendment without affecting the obligations created by the other provisions of this Agreement. The Employer and the Employee agree that the failure to enforce any provision or obligation under this Agreement shall not constitute a waiver thereof or serve as a bar to the subsequent enforcement of such provision or obligation or any other provision or obligation under this Agreement.

Survival of Covenants

This Agreement shall be binding upon any successors or heirs or representatives of the parties hereto. The restrictive covenants and promises of the Employee contained in this Agreement shall survive any termination or rescission of this Agreement unless the Employer executes a written agreement specifically releasing the Employee from such covenants.

Governing Law

This Agreement is to be construed in accordance with the laws of the State of New York.

Employer:	Employee:

/s/ Saagar Govil	/s/ Aron Govil
Saagar Govil, CEP	Aron Govil